Exhibit 99

PRESS RELEASE

For Release:  February 5, 2013

Contact:   Ernie Krueger, EVP/CFO

  (906) 341-7158

Website: www.bankmbank.com

Mackinac Financial Corporation Announces

2012 Results of Operations with Improved Profitability and Asset Quality

(Manistique, Michigan) — Mackinac Financial Corporation (Nasdaq: MFNC), the holding Corporation for mBank, today announced net income of $6.459 million or $1.51 per share, for the year ended December 31, 2012, compared to net income of $1.452 million, or $.42 per share, for 2011.  The Corporation’s primary asset, mBank, recorded net income of $7.884 million for the fiscal year 2012 compared to $2.656 million for 2011.  The 2012 consolidated and bank results include a $3.0 million deferred tax valuation adjustment.

Total assets of the Corporation at 2012 year-end were $545.980 million, up 9.57% from the $498.311 million at 2011 year-end.  The Corporation and the Bank are both “well-capitalized” with Tier 1 Capital at the Corporation of 11.98% and 9.63% at the Bank.

Some highlights for 2012 include:

•                  Consummation of a common stock rights offering and the investment by Steinhardt Capital Investors, LLLP with the issuance of 2.140 million shares for net proceeds of $11.500 million.

•                  In December, the Corporation announced its first quarterly dividend since the recapitalization at $.04 per share.

•                  New loan production of $214.1 million. Balance sheet growth equated to $47.9 million for 2012, an 11.9% increase in loans outstanding from 2011 year end.

•                  2012 secondary mortgage loan income of $1.390 million, compared to $.700 million in 2011.

•                  Continued success with the sale of SBA and USDA loan guarantees with sales generating $1.126 million in 2012.

•                  2012 core deposit growth of $24 million from 2011 year end, an increase of 6.8%.

•                  Improved net interest margin at 4.17% compared to 4.06% in 2011.

•                  Improved credit quality with a Texas Ratio of 10.30% compared to 18.43% one year ago, with nonperforming assets of $8.001 million at 2012 year end compared to $11.155 million a year ago.

•                  Opening of our new standalone Escanaba branch banking center relocated from an in-store Menards location in August, and the opening of our new loan production office in Traverse City. Both locations are considered core commerce center hubs in their respective markets.

Loan Production

Total loans at 2012 year-end were $449.177 million, an 11.95% increase from the $401.246 million at 2011 year-end.  The Corporation had total loan production for all loan types of $214 million in 2012.  Comprising the total production were $103 million in commercial loans, and $111 million in consumer loans, $101 million of which were mortgages.  The Upper Peninsula continues to drive a large majority of the new originations, totaling $134 million, with Southeast Michigan production of $42 million, and the Northern Lower Peninsula with $38 million.  Commenting on new loan opportunities, Kelly W. George, President and Chief Executive Officer of mBank, stated, “We were extremely pleased with our success in loan production in 2012. Our loan production was all encompassing, including new home purchases and refinances, small business expansion and working capital advances, and also included loan relationships we procured from our competition. We continue to see good loan opportunities, both commercial and retail in all our markets.  Our focus on SBA/USDA lending programs has allowed small businesses in our markets to take advantage of these loan programs to garner the additional capital they have needed to grow their operations and provide more jobs and commerce to these areas.  We continue to remain very diligent within our credit underwriting parameters to ensure the new growth is coming onto our balance sheet in a prudent and sound manner with discipline in both loan structuring and pricing.  In addition to the $449 million in balance sheet loans, we also have $50 million of SBA/USDA loans and $97 million of secondary market mortgage loans that we sold but retained servicing on.  This increases our loans under management to $596 million.”

Secondary Market Mortgage Lending

The Corporation made a concentrated effort several years ago to augment this line of business through some key personnel additions and technology enhancements.  These efforts were well rewarded, with production of $74.1 million in secondary market mortgage loans compared to $39.0 million in 2011. Gains and fees from secondary mortgage activity totaled $1.390 million in 2012 compared to $.700 million in 2011.  In addition, the Corporation also received $.179 million in fees on its secondary market servicing portfolio.

SBA/USDA Program Lending

The Corporation continues to have success in this line of business as in years past with 2012 gains from sales of SBA/USDA guaranteed loan balances amounting to $1.176 million compared to $1.500 million in 2011. The guaranteed SBA/USDA loan balances sold totaled $11.962 million for 2012, compared to $23.806 million in 2011.  The Bank also services approximately $50 million of SBA/USDA loans which generated an additional $.374 million in fees during 2012.  The Corporation remains a state leader in the origination of these government lending programs.

Nonperforming Loans / Assets

Nonperforming loans totaled $4.789 million, 1.07% of total loans at December 31, 2012 compared to $7.993 million, or 1.99% of total loans at December 31, 2011.  Nonperforming assets were reduced by $3.154 million from a year ago and stood at $8.001 million, or 1.47% of total assets.  George, commenting on credit quality, stated, “We have continued to aggressively remedy or exit our remaining problem assets throughout the year and are pleased with our continued reduction in the level of nonperforming assets and our overall loan portfolio payment performance with delinquent loans greater than 30 days residing at a nominal .73% of total loans.  Our current level of nonperforming assets and associated costs are now more in line with a normal business climate and we continue to validate the underlying collateral to ensure the security has not deteriorated and carrying values are accurate.”

Margin Analysis

Net interest income and the net interest margin in 2012 increased to $19.824 million, and 4.17%, compared to $17.929 million, and 4.06%, in 2011.  The interest margin increase was largely due to decreased funding costs.  George, commenting on the margin, stated, “We expect some margin pressure in future periods from a national economic policy that fosters a low interest rate environment and remain proactive in managing both the asset and the liability side of the balance sheet to mitigate the downward pressure. This interest rate environment has also limited investment options and puts pressure on our loan portfolio yields in this prolonged economic cycle.  Our challenge is to continue growing our loan portfolio with a good balance of fixed and variable rate loans, structured to mitigate long-term interest rate risk when an upward interest rate movement begins to occur.”

Deposits

Total deposits of $434.557 million at 2012 year-end increased 11.64% from deposits of $404.789 million at 2011 year-end.  The overall increase in deposits for 2012 is comprised of an increase in core deposits of $23.772 million and increased noncore deposits of $5.996 million. George, commenting on core deposits, stated, “In 2012 we experienced continued good core deposit growth, though lower than in previous years, partially due to proactive rate reductions on deposit products that led to some balance reductions from strictly price driven non-relationship deposit customers. Our balance sheet liquidity was strong throughout 2012, and we were able to fund the majority of our balance sheet growth with core deposits.”

Noninterest Income/Expense

Noninterest income, at $4.043 million in 2012, increased $.387 million from 2011’s total of $3.656 million. The largest driver of noninterest income in 2012 was secondary market mortgage activities and gains from SBA/USDA loan sales. Income from secondary mortgage activities totaled $1.390 million in 2012 compared to $.700 million in 2011.  SBA/USDA loan sale gains were $1.176 million compared to 2011 gains of $1.500 million.

Noninterest expense, at $16.757 million in 2012, increased $.788 million, or 4.93% from 2011.  Increased expenses were noted in data processing, professional services associated with the divesture auction of our TARP securities and nominal employment costs. The FDIC premiums were reduced by $.390 million, or 45.94% in 2012 from $.849 million in 2011. George commenting on areas of increased expenses stated, “We remain diligent in our efforts to manage our operating expenses in the ongoing evaluation of our operating platform to improve efficiencies.  This has become ever more challenging for all banks in our current regulatory banking climate, where the need is critical to ensure that comprehensive risk management systems and personnel infrastructure keep pace with a constantly changing banking profile, both internally and externally.”

Capital

In August, the Corporation consummated the common stock rights offering and the capital investment by Steinhardt Capital Investors, LLLP with the issuance of 2.140 million shares of common stock for $11.500 million in net proceeds. Total shareholders’ equity at December 31, 2012 totaled $72.448 million, compared to $55.263 million at 2011 year-end, an increase of $17.185 million, or 31.10%.  Book value of common shareholders’ equity was $11.05 per share at December 31, 2012 compared to $12.97 per share at December 31, 2011.

Paul D. Tobias, Chairman and Chief Executive Officer, concluded, “We are proud of our operating results for 2012. Looking forward, we are well positioned for expansion with strong credit quality and capital above the ‘well capitalized’ regulatory guidelines.  The capital raised this year and our new relationship with the Steinhardt family are significant achievements and give us flexibility in an uncertain banking world.  Regulatory costs and increasing capital requirements are creating an environment where capital is once again ‘King.’  To provide further flexibility, we are also in the process of setting up an $8.0 million line of credit with one of our correspondent banks.”

“Our capital strength and our earnings momentum has led to the establishment of a dividend on our common stock, initially at $.04 per quarter.  We are pleased to be able to reward our shareholders for their loyalty and faith.  We will continue to focus on our organic growth but will also keep an eye out for external expansion opportunities that we can execute and where returns will exceed our cost of capital.”

“On the list of value creation options will be the partial or full redemption of our preferred stock securities, now held by friends and investors.  The current dividend at 5% without tax shelter moves to 9% without tax shelter in early 2014.  We will evaluate our redemption strategy and base our timing and level of redemption on these cost factors and the quality of probable returns of alternate uses.  We believe prudent growth, strong earnings, proper use of capital and returning excess capital to shareholders will help create fair market valuation for the benefit of all shareholders.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets of $546 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	December 31,	December 31,
(Dollars in thousands, except per share data)	2012	2011
	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$545,980	$498,311
Loans	449,177	401,246
Investment securities	43,799	38,727
Deposits	434,557	404,789
Borrowings	35,925	35,997
Common Shareholders’ Equity	61,448	44,342
Shareholders’ equity	72,448	55,263

Selected Statements of Income Data
Net interest income	$19,824	$17,929
Income before taxes and preferred dividend	6,165	3,316
Net income	6,459	1,452
Income per common share - Basic	1.51	.42
Income per common share - Diluted	1.46	.41
Weighted average shares outstanding	4,285,043	3,419,736
Weighted average shares outstanding- Diluted	4,412,625	3,500,204

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.17%	4.06%
Efficiency ratio	67.95	68.43
Return on average assets	1.23	.30
Return on average common equity	12.43	3.30
Return on average equity	10.26	2.66

Average total assets	$526,740	$489,539
Average common shareholders’ equity	51,978	43,940
Average total shareholders’ equity	62,939	54,561
Average loans to average deposits ratio	99.45%	98.05%

Common Share Data at end of period:
Market price per common share	$7.09	$5.42
Book value per common share	$11.05	$12.97
Common shares outstanding	5,559,859	3,419,736

Other Data at end of period:
Allowance for loan losses	$5,218	$5,251
Non-performing assets	$8,001	$11,155
Allowance for loan losses to total loans	1.16%	1.31%
Non-performing assets to total assets	1.47%	2.24%
Texas ratio	10.30%	18.43%

Number of:
Branch locations	11	11
FTE Employees	121	116

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Cash and due from banks	$26,958	$20,071
Federal funds sold	3	13,999
Cash and cash equivalents	26,961	34,070

Interest-bearing deposits in other financial institutions	10	10
Securities available for sale	43,799	38,727
Federal Home Loan Bank stock	3,060	3,060

Loans:
Commercial	342,841	311,215
Mortgage	95,413	83,106
Consumer	10,923	6,925
Total Loans	449,177	401,246
Allowance for loan losses	(5,218)	(5,251)
Net loans	443,959	395,995

Premises and equipment	10,633	9,627
Other real estate held for sale	3,212	3,162
Deferred Tax Asset	9,131	8,427
Other assets	5,215	5,233

TOTAL ASSETS	$545,980	$498,311

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$67,652	$51,273
NOW, money market, interest checking	155,465	152,563
Savings	13,829	14,203
CDs<$100,000	135,550	130,685
CDs>$100,000	24,355	23,229
Brokered	37,706	32,836
Total deposits	434,557	404,789

Borrowings	35,925	35,997
Other liabilities	3,050	2,262
Total liabilities	473,532	443,048

SHAREHOLDERS’ EQUITY:
Preferred stock - No par value:
Authorized 500,000 shares, Issued and outstanding - 11,000 shares	11,000	10,921
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares
Issued and outstanding - 5,559,914, 3,419,736 and 3,419,736 shares respectively	53,797	43,525
Retained earnings	6,727	492
Accumulated other comprehensive income	924	325

Total shareholders’ equity	72,448	55,263

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$545,980	$498,311

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2012	2011	2010
	(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$23,197	$21,627	$21,091
Tax-exempt	116	147	188
Interest on securities:
Taxable	948	1,162	1,406
Tax-exempt	27	28	28
Other interest income	139	108	127
Total interest income	24,427	23,072	22,840

INTEREST EXPENSE:
Deposits	3,946	4,530	5,607
Borrowings	657	613	848
Total interest expense	4,603	5,143	6,455

Net interest income	19,824	17,929	16,385
Provision for loan losses	945	2,300	6,500
Net interest income after provision for loan losses	18,879	15,629	9,885

OTHER INCOME:
Deposit service fees	699	832	990
Net security gains	—	(1)	215
Income from secondary market loans sold	1,390	700	539
SBA/USDA loan sale gains	1,176	1,500	868
Mortgage servicing income	417	400	—
Other	361	225	183
Total other income	4,043	3,656	2,795

OTHER EXPENSE:
Salaries and employee benefits	8,288	7,275	6,918
Occupancy	1,372	1,376	1,313
Furniture and equipment	885	827	806
Data processing	991	761	740
Professional service fees	1,196	756	627
Loan and deposit	877	1,137	910
Writedowns and losses on other real estate held for sale	489	1,137	2,753
FDIC insurance assessment	459	849	957
Telephone	233	215	193
Advertising	376	351	297
Other	1,591	1,285	1,084
Total other expenses	16,757	15,969	16,598

Income before provision for income taxes	6,165	3,316	(3,918)
Provision for income taxes	(922)	1,098	(3,500)

NET INCOME	7,087	2,218	(418)

Preferred dividend and accretion of discount	629	766	742

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$6,458	$1,452	$(1,160)

INCOME PER COMMON SHARE:
Basic	$1.51	$.42	$(.34)
Diluted	$1.46	$.41	$(.34)

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	December 31,	December 31,
	2012	2011
	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$95,151	$75,391
Hospitality and tourism	40,787	33,306
Real estate agents and managers	12,672	10,617
Lessors of nonresidential buildings	12,128	16,499
Other	164,874	155,657
Total Commercial Loans	325,612	291,470

1-4 family residential real estate	87,948	77,332
Consumer	10,923	6,925
Construction
Commercial	17,229	19,745
Consumer	7,465	5,774

Total Loans	$449,177	$401,246

Credit Quality (at end of period):

	December 31,	December 31,
	2012	2011
	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$4,687	$5,490
Loans past due 90 days or more	—	—
Restructured loans	102	2,503
Total nonperforming loans	4,789	7,993
Other real estate owned	3,212	3,162
Total nonperforming assets	$8,001	$11,155
Nonperforming loans as a % of loans	1.07%	1.99%
Nonperforming assets as a % of assets	1.47%	2.24%
Reserve for Loan Losses:
At period end	$5,218	$5,251
As a % of average loans	1.24%	1.35%
As a % of nonperforming loans	108.96%	65.69%
As a % of nonaccrual loans	111.33%	95.65%
Texas Ratio	10.30%	18.43%

Charge-off Information (year to date):
Average loans	$422,440	$388,115
Net charge-offs	$977	$3,662
Charge-offs as a % of average loans, annualized	.23%	.94%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
BALANCE SHEET (Dollars in thousands)

Total loans	$449,177	$433,958	$419,453	$414,402	$401,246
Allowance for loan losses	(5,218)	(5,186)	(5,083)	(5,382)	(5,251)
Total loans, net	443,959	428,772	414,370	409,020	395,995
Total assets	545,980	551,117	524,366	506,496	498,311
Core deposits	372,496	372,500	357,933	355,186	348,724
Noncore deposits (1)	62,061	66,863	67,448	56,902	56,065
Total deposits	434,557	439,363	425,381	412,088	404,789
Total borrowings	35,925	35,925	35,997	35,997	35,997
Common shareholders’ equity	61,448	61,945	49,352	45,119	44,342
Total shareholders’ equity	72,448	72,945	60,352	56,095	55,263
Total shares outstanding	5,559,859	5,559,859	3,419,736	3,419,736	3,419,736
Weighted average shares outstanding	5,559,859	4,722,029	3,419,736	3,419,736	3,419,736

AVERAGE BALANCES (Dollars in thousands)

Assets	$545,661	$545,788	$511,681	$503,412	$487,304
Loans	438,168	424,461	422,887	404,048	396,197
Deposits	433,573	439,327	452,655	409,250	390,940
Common Equity	61,936	56,327	44,927	44,469	44,325
Equity	72,936	67,327	55,915	55,418	55,219

INCOME STATEMENT (Dollars in thousands)

Net interest income	$5,112	$4,930	$5,019	$4,763	$4,901
Provision for loan losses	150	150	150	495	1,300
Net interest income after provision	4,962	4,780	4,869	4,268	3,601
Total noninterest income	983	1,149	1,305	606	725
Total noninterest expense	4,349	4,367	4,207	3,834	4,221
Income before taxes	1,596	1,562	1,967	1,040	105
Provision for income taxes	536	528	(2,335)	349	27
Net income	1,060	1,034	4,302	691	78
Preferred dividend expense	138	137	161	193	192
Net income (loss) available to common shareholders	$922	$897	$4,141	$498	$(114)

PER SHARE DATA

Earnings	$.17	$.19	$1.21	$.15	$(.03)
Book value per common share	11.05	11.14	14.43	13.19	12.97
Market value, closing price	7.09	7.60	5.99	7.00	5.42

ASSET QUALITY RATIOS

Nonperforming loans/total loans	1.07%	1.22%	1.28%	1.65%	1.99%
Nonperforming assets/total assets	1.47	1.60	1.70	2.04	2.24
Allowance for loan losses/total loans	1.16	1.20	1.21	1.30	1.31
Allowance for loan losses/nonperforming loans	108.96	98.03	94.57	78.49	65.69
Texas ratio (2)	10.30	11.26	13.59	16.84	18.43

PROFITABILITY RATIOS

Return on average assets	.67%	.65%	3.21%	.40%	(.09)%
Return on average common equity	5.93	6.33	36.57	4.53	(1.02)
Return on average equity	5.03	5.29	29.39	3.62	(.82)
Net interest margin	4.11	4.10	4.30	4.17	4.38
Efficiency ratio	70.52	67.29	63.61	71.01	69.04
Average loans/average deposits	99.45	96.62	101.50	98.73	101.34

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	11.98%	11.93%	10.16%	9.95%	10.08%
Tier 1 capital to risk weighted assets	13.81	14.02	12.87	11.55	11.62
Total capital to risk weighted assets	14.93	15.15	14.12	12.80	12.87
Average equity/average assets	13.37	12.34	10.93	11.01	11.33
Tangible equity/tangible assets	13.26	13.36	11.51	11.01	11.33

(1)  Noncore deposits includes Internet CDs, brokered deposits and CDs greater than $100,000

(2) Texas ratio equals nonperforming assets divided by shareholders’ equity plus allowance for loan losses